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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of Broadcom Corporation for the registration of 653,159 shares of its Class A common stock and 653,159 shares of its Class B common stock and to the incorporation by reference therein of our report dated January 26, 1999 (except for Note 2 as to which the date is May 31, 1999, and Notes 9 and 13 as to which the date is August 31, 1999), with respect to the consolidated financial statements of Broadcom Corporation included in its Current Report on Form 8-K dated September 17, 1999, filed with the Securities and Exchange Commission.

                                          /s/  Ernst & Young LLP

Orange County, California
November 12, 1999